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Exhibit 99.5

HUNTSMAN ADVANCED MATERIALS LLC AND SUBSIDIARIES
Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts
Huntsman Advanced Materials
Year Ended December 31, 2004	$6.8	$3.7	$—	$3.2	$7.3
Six Months Ended December 31, 2003	$5.0	$1.8	$—	$—	$6.8
Vantico Predecessor
Six Months Ended June 30, 2003	$7.0	$—	$—	$2.0	$5.0
Year Ended December 31, 2002	$7.0	$—	$—	$—	$7.0
Allowance for Obsolete and Slow Moving Inventories
Huntsman Advanced Materials
Year Ended December 31, 2004	$9.7	$4.4	$—	$3.1	$11.0
Six Months Ended December 31, 2003	$9.2	$2.5	$—	$2.0	$9.7
Vantico Predecessor
Six Months Ended June 30, 2003	$8.0	$1.2	$—	$—	$9.2
Year Ended December 31, 2002	$10.0	$—	$—	$2.0	$8.0

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HUNTSMAN ADVANCED MATERIALS LLC AND SUBSIDIARIES Schedule II—Valuation and Qualifying Accounts